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                                                                     Exhibit 2.3




                     INSTRUMENT OF ASSIGNMENT AND ASSUMPTION
                               (F & H Realty LLC)

         This INSTRUMENT OF ASSIGNMENT AND ASSUMPTION dated June 18, 1999, is made by F & H Realty LLC, a Massachusetts limited liability company ("Assignor") in favor of F & H GP Corporation, a Massachusetts corporation ("Assignee"). All capitalized words and terms used in this Instrument of Assignment and Assumption and not defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement dated May 7, 1999 (the "Purchase Agreement") between the Assignor and IHC/CHAZ CORPORATION and PAH-MANAGEMENT CORPORATION (collectively, "Interstate").

         WHEREAS, pursuant to the Purchase Agreement, the Assignor agreed to purchase from Interstate certain assets of Interstate; and

         WHEREAS, Assignor desires to assign to Assignee its right under the Purchase Agreement to acquire the interest in Intercarp owned by Chaz, and the Assignee has agreed to assume all of the obligations and liabilities of the Assignor under the Purchase Agreement in respect of such interest.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

         1. The Assignor hereby assigns to the Assignee its right to purchase from Chaz all of Chaz's right, title and interest in and to Intercarp, and all associated rights and interests under the Purchase Agreement, the Escrow Agreement and the other agreements, instruments and documents contemplated by the Purchase Agreement and the Escrow Agreement (the Purchase Agreement, the Escrow Agreement and all such other agreements, instruments and documents being hereinafter referred to collectively as the "Agreements").

         2. The Assignee hereby assumes and agrees to pay and perform all of the liabilities, obligations, agreements and undertakings of the Assignor under and pursuant to the Agreements to the extent relating to Chaz' interest in Intercarp, and agrees that it is bound by the Agreements as if originally named as a party thereto in respect of the interest of the Assignor therein to the extent related to the interest of Chaz in Intercarp.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this instrument to be duly executed under seal as of and on the date first above written.


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                                            ASSIGNOR:

                                            F & H REALTY LLC


                                            By  /s/ Richard L. Friedman
                                              ---------------------------------
                                                Richard L. Friedman, Authorized
                                                Member



                                            ASSIGNEE:

                                            F & H GP CORPORATION


                                            By /s/ Richard L. Friedman
                                              ---------------------------------
                                               Richard L. Friedman, President




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